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                                                                     Exhibit 1.2


                            NAVIGATOR VENTURES, INC.
                             SUBSCRIPTION AGREEMENT
                             OF JOHN REID ANDERSON

Gentlemen:

The Investor named below, by payment of the purchase price for such Common Shares, by the delivery of a check payable to Navigator Ventures, Inc., hereby subscribes for the purchase of the number of Common Shares indicated below (minimum of twenty five thousand shares) of Navigator Ventures, Inc. at a purchase of $0.05 per Share as set forth in the Prospectus.

By such payment, the named Investor further acknowledges receipt of the Prospectus and the Subscription Agreement, the terms of which govern the investment in the Common Shares being subscribed for hereby.

A.  INVESTMENT:      (1)  Number of Shares                    250,000

                     (2)  Total Contribution ($0.10/Share)   $ 25,000

                     Date:                                   September 27, 2000

/s/ John Reid Anderson
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John Reid Anderson